Exhibit 10.3

THIRD AMendment to COnditional Share Purchase Agreement And CONVERSION AGREEMENT

This Third Amendment to Conditional Share Purchase Agreement and Conversion Agreement (this “Amendment”) is made and entered into as of July 1, 2017, by and between CareDx, Inc., a Delaware corporation (the “Purchaser”), and Xenella Holding AB (the “Seller”) and amends that certain Conditional Share Purchase Agreement, as amended (the “Agreement”), between the Purchaser and the Seller relating to the sale by the Seller and the purchase by the Purchaser of all of the Seller’s 11,174,755 shares in CareDx International AB (formerly known as Allenex AB) (the “Company”) in connection with the Purchaser’s public offer to acquire all outstanding shares in the Company announced by the Purchaser on December 16, 2015. Terms used but not defined herein shall have the meaning ascribed thereto in the Agreement.

Recitals

Whereas, pursuant to the Agreement, the Purchaser is required to, among other things, pay to the Seller the Contingent Cash Component, together with accrued and unpaid interest thereon, on July 1, 2017;

Whereas, as of the date hereof, the aggregate amount of the Contingent Cash Component, plus interest accrued and unpaid thereon through the date hereof is approximately SEK 6,336,086.40 (the “Contingent Cash Balance”);

Whereas, the Purchaser and the Seller have agreed that, in lieu of the Purchaser making a cash payment of SEK 1,151,066.54 of the Contingent Cash Balance (the “Repayment Amount”) to the Seller, the Purchaser shall issue to the Seller shares of the Purchaser’s common stock (“Purchaser Common Stock”) with each share of Purchaser Common Stock to be valued at a price per share equal to $1.12 or SEK 9.4429 (the “Conversion Price”), subject to adjustment for stock splits, stock dividends, recapitalizations or similar transactions;

Whereas, the Purchaser and the Seller have agreed that the cash payment in the amount of SEK 502,542.60 made to the Seller by or on behalf of the Purchaser (including without limitation, through the Company) on or about the date hereof (the “Cash Payment”) shall reduce the Contingent Cash Balance by an amount equal to the Cash Payment;

Whereas, in connection with the payment of the Repayment Amount, the Purchaser and the Seller desire to extend the due date for the remainder of the Contingent Cash Component, after giving effect to the payment of the Repayment Amount, to March 31, 2019 and the Cash Payment, and to provide that interest will begin accruing on the Remaining Cash Balance (as defined below) at the rate of 10% per annum commencing as of the date hereof;

Whereas, the Purchaser and the Seller desire that, in lieu of the Purchaser making a cash payment of SEK 2,016,975.07 of the Contingent Cash Balance (the “Additional Repayment Amount”) to the Seller, the Purchaser may issue to the Seller an aggregate of 213,596 shares of Purchaser Common Stock, with each share of Purchaser Common Stock to be valued at the Conversion Price; however, the issuance of shares of Purchaser Common Stock in lieu of the Additional Repayment Amount (the “Additional Repayment Shares”) is subject to approval by the Purchaser’s stockholders in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”);

Whereas, the Purchaser may seek approval of its stockholders for the issuance of the Additional Repayment Shares in accordance with the rules of Nasdaq;

Whereas, on June 15, 2016, the Purchaser issued to the Seller a Warrant to Purchase Common Stock that is currently exercisable for 195,489 shares of Purchaser Common Stock at an exercise price of US$4.00 per share of Purchaser Common Stock (the “Warrant”);

Whereas, Section 2(b) of the Warrant provides, among other things, that in the event that the Purchaser issues or sells, or is deemed to have issued or sold, any shares of Purchaser Common Stock for a consideration per share (the “New Issuance Price”) less than the exercise price of the Warrant that is then in effect, the exercise price of the Warrant shall be adjusted to be reduced to the New Issuance Price (such provision of the Warrant, the “Anti-Dilution Provision”);

Whereas, Section 9 of the Warrant provides that the provisions of the Warrant may be amended and the Purchaser may take any action therein prohibited, or omit to perform any act therein required to be performed by it, only if the Purchaser has obtained the written consent of the Seller; and

Whereas, the Seller desires to waive the Anti-Dilution Provision with respect to the issuance of the Conversion Shares (as defined below) and the Additional Repayment Shares (as defined below) pursuant to this Amendment, the issuance of shares of Purchaser Common Stock to be issued pursuant to the Other Amendments (as defined below) and to further agree to amend the Anti-Dilution Provision as set forth in this Agreement.

Agreement

Now, Therefore, each of the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and agreed, hereby agree as follows:

1.Conversion and Closing.

(a)On the Closing Date (as defined below), upon the terms and subject to the conditions set forth herein (i) a portion of the Contingent Cash Balance equal to the Repayment Amount shall be converted, at the Conversion Price, into an aggregate of 121,897 shares of Purchaser Common Stock (the “Conversion Shares”); (ii) the portion of the Contingent Cash Balance equal to the Repayment Amount shall be deemed to be paid in full, with SEK 1,093,513.22 to be applied to the outstanding principal amount of the Contingent Cash Balance and SEK 57,553.33 to be applied to interest outstanding on the Contingent Cash Balance; (iii) a portion of the Contingent Cash Balance equal to the Cash Payment shall be deemed to be paid in full, with SEK 477,415.47 to be applied to the outstanding principal amount of the Contingent Cash Balance and SEK 25,127.13 to be applied to interest outstanding on the Contingent Cash Balance; and (iv) the Contingent Cash Component shall thereafter be deemed to be equal to SEK 4,682,477.26 (such amount, the “Remaining Cash Balance”).

(b)For avoidance of doubt, the Seller agrees that, upon the terms and subject to the conditions set forth herein, at the Closing (as defined below): (i) it will accept the Conversion Shares in full satisfaction of the Repayment Amount that is being converted into Purchaser Common Stock and that as such, upon the Closing, the Seller shall no longer have any rights of repayment against the Purchaser as to SEK 1,151,066.54 owed to the Seller under the Agreement as a portion of the Contingent Cash Balance which amount is being converted into Conversion Shares pursuant to this Amendment, and (ii) upon receipt of the Cash Payment, the Seller shall no longer have any rights of repayment against the Purchaser as to SEK 502,542.60 owed to the Seller under the Agreement as a portion of the Contingent Cash Balance.

(c)Upon the terms and subject to the conditions set forth herein, the closing of the conversion of the Repayment Amount into the Conversion Shares (the “Closing”) shall occur on July 3, 2017, or on such other date as the parties may mutually agree in writing (the “Closing Date”).

2.Closing Deliveries.

(a)At or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(i)one or more stock certificates (or copies thereof provided by the Purchaser’s transfer agent), evidencing the Conversion Shares and registered in the name of the Seller; and

(ii)the registration rights agreement in substantially the form attached hereto as Exhibit A to be entered into by and among the Purchaser, the Seller, FastPartner AB and Midroc Invest AB (the “Registration Rights Agreement”), duly executed by the Purchaser.

(b)At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the Registration Rights Agreement, duly executed by the Seller.

3.Amendments to the Agreement. Effective upon the Closing, the Agreement shall be amended as follows:

(a)Section 2.3 of the Agreement shall be replaced in its entirety with the following:

“Subject to and conditional upon the Purchaser having accepted the tendered Shares and the contingencies identified in Appendix 1, the Contingent Cash Component, together with interest accrued pursuant to Section 2.4 below, shall become payable on 31 March 2019; provided that SEK 2,016,975.07 of the Contingent Cash Balance shall, if not converted into shares of the Purchaser’s Common Stock on or prior to such date pursuant to, and in accordance with the terms of, the Third Amendment to Conditional Share Purchase Agreement and Conversion Agreement, dated July 1, 2017, between the Purchaser and the Seller, become payable on 31 December 2017. Notwithstanding the foregoing, in the event that, on or after the date hereof, the Purchaser makes any cash repayments to JGB Collateral LLC or its affiliates (collectively, “JGB”) of the outstanding principal balance of those certain Senior Secured Debentures issued by the Purchaser on 15

March 2017 (collectively, the “Debentures”), the Purchaser will repay in cash, within ten banking days following such repayment to JGB, a portion of the Contingent Cash Component to the Seller as is equal to 2.460 per cent of the aggregate amount of the cash repayment made to JGB. The foregoing sentence shall not apply to any repayment or payoff of the Debentures that is effectuated through the incurrence of new debt from a single lender or group of affiliated lenders (any such new debt, “Replacement Debt”) so long as the terms of any such Replacement Debt require and permit the Purchaser to repay the Seller in the event of any cash repayment of the Replacement Debt on substantially the same terms as the prior sentence of this Section 2.3 (replacing all references with JGB therein with the holder(s) of the Replacement Debt).”

(b)A new Section 2.4 of the Agreement shall be added to the Agreement as follows:

“2.4Interest.

Simple interest shall accrue on the Contingent Cash Component from July 1, 2017 to the date of payment thereof at an annual interest rate of ten (10) percent, calculated on the basis of a 360-day year consisting of twelve 30-day months.”

4.Warrant Amendment.

(a)Effective upon the Closing, the first paragraph of Section 2(b) of the Warrant shall be amended and restated as follows:

“If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the lower of (y) $1.12 (subject to adjustment for stock splits, stock dividends, recapitalizations or similar transactions) or (z) the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale) (such lower price is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Issuance Price. For purposes of determining the adjusted Exercise Price under this Section 2(b), the following shall be applicable:”

(b)In furtherance of the foregoing, the Seller shall, promptly following the Closing Date, tender and surrender the original Warrant to the Company for cancellation and the Company shall, promptly following receipt of such original Warrant, execute and deliver to the Seller a new Warrant reflecting the amendment set forth in Section 4(a).

5.Stockholder Approval for Issuance of Additional Repayment Shares.

(a)The Purchaser shall use commercially reasonable efforts to solicit its stockholders’ approval of the Purchaser’s issuance of the Additional Repayment Shares as described in this Amendment and the issuance of the Additional Repayment Shares (as defined in the Other Amendments) as described in the Other Amendments in accordance with applicable law and the rules and regulations of Nasdaq (such affirmative approval being referred to herein as the “Stockholder Approval”), including, without limitation, using its commercially reasonable efforts to: (i) promptly call and hold a meeting of the Purchaser’s stockholders, (ii) cause the Purchaser’s Board of Directors to recommend to the Purchaser’s stockholders that they approve such issuances, and (iii) provide to the Purchaser’s stockholders a proxy statement soliciting the Stockholder Approval. If the Purchaser obtains the Stockholder Approval on or before December 31, 2017, the Purchaser shall be permitted to satisfy its obligation to repay the Additional Repayment Amount through the issuance of the Additional Repayment Shares in accordance with the terms of this Amendment.

(b)As soon as practicable, but no later than ten banking days after the Purchaser’s receipt of the Stockholder Approval, upon the terms and subject to the conditions set forth herein (i) the Purchaser shall deliver or cause to be delivered to the Seller one or more stock certificates (or copies thereof provided by the Purchaser’s transfer agent), evidencing the Additional Repayment Shares and registered in the name of the Seller; (ii) a portion of the Contingent Cash Balance equal to the Additional Repayment Amount shall be converted, at the Conversion Price, into the Additional Repayment Shares; and (iii) the portion of the Contingent Cash Balance equal to the Additional Repayment Amount shall be deemed to be paid in full, with all of such amount to be applied to the outstanding principal amount of the Contingent Cash Balance (such transactions, the “Additional Repayment Closing”).

(c)For avoidance of doubt, the Seller agrees that, upon the terms and subject to the conditions set forth herein, at the Additional Repayment Closing, it will accept the Additional Repayment Shares in full satisfaction of the Additional Repayment Amount that is being converted into Purchaser Common Stock and that as such, upon the Additional Repayment Closing, the Seller shall no longer have any rights of repayment against the Purchaser as to SEK 2,016,975.07 owed to the Seller under the Agreement as a portion of the Contingent Cash Balance which amount is being converted into Additional Repayment Shares at the Additional Repayment Closing pursuant to this Amendment.

6.Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(a)The Conversion Shares and, subject to receipt of the Stockholder Approval, the Additional Repayment Shares, are duly authorized and, when issued in accordance with this Amendment will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and will not be subject to preemptive or similar rights of stockholders (other than those imposed by the Seller). The offer, issuance and sale of the Conversion Shares and the Additional Repayment Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(b)The execution, delivery and performance of this Amendment have been duly authorized by the Purchaser and this Amendment constitutes a legal, valid, binding and enforceable obligation of the Purchaser.

(c)The execution, delivery and performance of this Amendment by the

Purchaser is not contrary to the provisions of the Purchaser’s Certificate of Incorporation or Bylaws and does not and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Purchaser is a party or by which it is bound.

(d)Other than receipt of the Stockholder Approval with respect to the issuance of the Additional Repayment Shares, no vote, consent or approval of the stockholders of the Purchaser is required under applicable law, the Purchaser’s Certificate of Incorporation or Bylaws or under any contract between the Purchaser and any stockholder of the Purchaser, to authorize or approve this Amendment or the transactions contemplated hereby.

7.Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a)The execution, delivery and performance of this Amendment have been duly authorized by the Seller and this Amendment constitutes a legal, valid, binding and enforceable obligation of the Seller.

(b)The execution, delivery and performance of this Amendment by the Seller is not contrary to the provisions of the articles of association and/or other constitutional documents of the Seller and does not and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Seller is a party or by which it is bound.

(c)The Seller is acquiring the Conversion Shares and the Additional Repayment Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Seller does not have a present arrangement to effect any distribution of the Conversion Shares and the Additional Repayment Shares to or through any person or entity.

(d)At the time the Seller was offered the Conversion Shares and the Additional Repayment Shares, it was, and at the date hereof it is, an “accredited investor”, as defined in Rule 501(a) under the Securities Act. The Seller is not a registered broker dealer registered under Section 15(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or a member of the Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker dealer. The Seller is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker dealer.

(e)The Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Conversion Shares and the Additional Repayment Shares, and has so evaluated the merits and risks of such investment. The Seller understands that it must bear the economic risk of this investment in the Conversion Shares and the Additional Repayment Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(f)The Seller has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the Purchaser and its representatives concerning the terms and conditions of the offering of the Conversion Shares and the Additional Repayment Shares and the merits and risks of investing in the Conversion Shares and the Additional Repayment Shares; (ii) access to information (other than material non-public information) about the Purchaser and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Conversion Shares and the Additional Repayment Shares; and (iii) the opportunity to obtain such additional information that the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary for the Seller to make an informed investment decision with respect to the investment in the Conversion Shares and the Additional Repayment Shares. The Seller acknowledges that either it has access to or has received copies of the reports required to be filed by the Purchaser under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Purchaser under the Exchange Act.

(g)The Seller understands that the Conversion Shares and the Additional Repayment Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

(h)It is understood that, except as provided in the Registration Rights Agreement, certificates evidencing the Conversion Shares and the Additional Repayment Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

(i)The Seller understands that nothing in this Amendment or any other materials presented by or on behalf of the Purchaser to the Seller in connection with the acquisition of the Conversion Shares and the Additional Repayment Shares constitutes legal, tax or investment advice. The Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Conversion Shares and the Additional Repayment Shares.

(j)The Seller has not engaged any brokers, finders or agents, and neither the Purchaser nor the Seller has, nor will, incur, directly or indirectly, as a result of any action by the Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by this Amendment.

8.Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Amendment is subject to the satisfaction of each of the following conditions; provided that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing the Seller with prior written notice thereof:

(a)No order of any court, arbitrator or governmental or regulatory authority shall be in effect which purports to enjoin or restrain any of the transactions contemplated by this Amendment.

(b)The representations and warranties of the Seller contained in Section 7 shall be true and correct in all material respects as of the date when made and as of the Closing Date.

(c)The Purchaser shall have received from The Nasdaq Stock Market LLC (“Nasdaq”) written confirmation that Nasdaq has completed its review of the Listing of Additional Shares Notification Form submitted by the Purchaser to Nasdaq in connection with the proposed issuance of (collectively, the “Confirmation”): (i) the Conversion Shares and the Additional Repayment Shares pursuant to this Amendment, and (ii) shares of Purchaser Common Stock to be issued by the Purchaser pursuant to a Third Amendment to Conditional Share Purchase Agreement and Conversion Agreement to be entered into between the Purchaser and each of FastPartner AB and Midroc Invest AB (the “Other Sellers”) on the date hereof (collectively, the “Other Amendments”).

(d)The Closing (as defined in each Other Amendment) shall occur substantially contemporaneously with the Closing.

(e)The Company and each of Fast Partner AB and Mr. Mohammed Al-Amoudi (the “Noteholders”) shall have entered into those certain Note Agreements (the “Note Agreements”).

9.Conditions Precedent to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Amendment is subject to the satisfaction of each of the following conditions; provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Purchaser with prior written notice thereof:

(a)No order of any court, arbitrator or governmental or regulatory authority shall be in effect which purports to enjoin or restrain any of the transactions contemplated by this Amendment.

(b)The representations and warranties of the Purchaser contained in Section 6 shall be true and correct in all material respects as of the date when made and as of the Closing Date.

(c)The Purchaser shall have received the Confirmation.

(d)The Closing (as defined in each Other Amendment) shall occur substantially contemporaneously with the Closing.

(e)The Company and the Noteholders shall have entered into the Note Agreements.

10.Lock-Up. In addition to the transfer restrictions set forth in the Registration Rights Agreement, the Seller hereby agrees that, during the period beginning on the date hereof and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”), the Seller shall not, without the Purchaser’s prior written consent, directly or indirectly, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Conversion Shares or the Additional Repayment Shares, (b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Conversion Shares or the Additional Repayment Shares, whether any such swap or transaction is to be settled by delivery of Purchaser Common Stock or other securities, in cash or otherwise, or (c) publicly announce the intention to do any of the foregoing.  Notwithstanding the foregoing, the Seller may transfer the Conversion Shares or the Additional Repayment Shares without the Purchaser’s prior written consent to the Seller’s direct or indirect affiliates; provided that prior to any such transfer, the Purchaser receives a signed agreement from the transferee whereby such transferee agrees to be bound by the provisions of this Section 10 with respect to the Conversion Shares or the Additional Repayment Shares to be transferred to such transferee for the balance of the Lock-Up Period. The Seller agrees and consents to the entry of stop transfer instructions with the Purchaser’s transfer agent and registrar against the transfer of the Conversion Shares or the Additional Repayment Shares except in compliance with the foregoing restrictions.

11.Waiver of Anti-Dilution Provision under Warrant.  The Seller hereby waives the terms of the Anti-Dilution Provision with respect to: (a) the issuance of the Conversion Shares and the Additional Repayment Shares pursuant to this Amendment, and (b) the issuance of shares of Purchaser Common Stock pursuant to the Other Amendments. For avoidance of doubt, the Seller hereby acknowledges and agrees that, although the Conversion Shares, the Additional Repayment Shares and the shares of Purchaser Common Stock to be issued pursuant to the Other Amendments will, for purposes of the Warrant, be deemed to be issued at a price that is lower than the current exercise price of the Warrant, the exercise price of the Warrant will not be reduced in any manner as a result of (i) the issuance of the Conversion Shares or the Additional Repayment Shares pursuant to this Amendment, or (ii) the issuance of shares of Purchaser Common Stock pursuant to the Other Amendments.

12.Amendments.  This Amendment may only be altered or amended in writing jointly by the Purchaser and the Seller.

13.Governing Law; Dispute Resolution.  This Amendment, including the arbitration clause, shall be governed by and construed in accordance with Swedish substantive law. Any dispute arising out of or in connection with this Amendment shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The parties hereto undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed other than if and to the extent permitted by Section 5 of the Agreement.

14.Counterparts.  This Amendment may be executed in one or two counterparts, each of which, when executed and delivered, shall be deemed an original, and all taken together, constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

15.Complete Agreement.  This Amendment, together with the Agreement, represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Agreement merge into this Amendment and the Agreement.

16.Fees and Expenses.  The Purchaser and the Seller shall each pay their own expenses in connection with the transactions contemplated by this Amendment; provided, however, that the Purchaser shall reimburse: (a) the reasonable, actual and documented fees of one Swedish counsel for the Seller, the Other Sellers and the Noteholders (collectively) incurred in connection with the transactions contemplated by this Amendment, the Other Amendments and the Note Agreements, such amount not to exceed an aggregate of US$10,000, (b) the reasonable, actual and documented fees of one U.S. counsel for the Seller, the Other Sellers and the Noteholders (collectively) incurred in connection with the transactions contemplated by this Amendment, the Other Amendments and the Note Agreements, such amount not to exceed an aggregate of US$10,000, and (c) 50% of the reasonable, actual and documented fees of one U.S. counsel and one Swedish counsel for the Seller, the Other Sellers and the Noteholders (collectively) incurred in connection with the transactions contemplated by this Amendment, the Other Amendments and the Note Agreements, to the extent, and only to the extent, that such fees exceed the amounts set forth in (a) and (b).

17.Termination.  This Amendment may be terminated by the Purchaser or the Seller, by written notice to the other party, if the Closing has not been consummated on or prior to the fifth business day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party.

[Signature page to follow]

This Amendment has been executed in two (2) original counterparts of which the parties hereto have taken one each.

THE PURCHASER:

CareDx, Inc.

By: /s/ Peter Maag, Ph.D.

Name:  Peter Maag, Ph.D.

Title:  President and Chief Executive Officer

Date: July 1, 2017

Place: Brisbane, California, USA

THe Seller:

Xenella Holding AB

By: /s/ Oscar Ahigren

Name: Oscar Ahigren
Title: Director

Date: July 1, 2017

Place: Malmö, Sweden

[Signature Page to Third Amendment to Conditional Share Purchase Agreement and Conversion Agreement]